Exhibit 23

802 N Washington St

Spokane, WA 99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-251665) of our report dated March 7, 2022 on the balance sheets of Vivos Inc as of December 31, 2021 and 2020, and the related statements of operations, changes in stockholders’ equity, and cash flows for the two-year period ended December 31, 2021. Our report relating to those financial statements includes an emphasis of matter paragraph regarding an uncertainty about Vivos Inc’s ability to continue as a going concern.

Spokane, Washington

March 7, 2022